EXHIBIT 23.1

Consent of Independent Certified Public Accountants

Grant Thornton LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Company’s 2003 Stock Incentive Plan of our report dated March 21, 2003 (except for Note C, as to which the date is March 27, 2003), with respect to the consolidated financial statements of Royal BodyCare, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

GRANT THORNTON LLP

Dallas, Texas

October 15, 2003